Exhibit 99.1

Dresser Completes Sale of Instruments Business

DALLAS, TEXAS (Dec. 1, 2005)—Dresser, Inc. announced today that it has completed the previously announced sale of its worldwide Dresser Instruments business to Ashcroft Holdings, Inc., an affiliate of KPS Special Situations Funds. Net proceeds from the sale will be used to pay down debt.

Dresser said it was selling the division, which represents less than six percent of its annual revenue, because it was not part of its core business of supplying highly engineered equipment and services to the energy industry.

About Dresser, Inc.

Dresser, Inc. is a worldwide leader in the design, manufacture and marketing of highly engineered equipment and services sold primarily to customers in the flow control, measurement systems, and compression and power systems segments of the energy industry. Headquartered in Dallas, Texas, Dresser has a comprehensive global presence, with a sales presence in more than 100 countries worldwide. The company’s website is www.dresser.com.

About KPS Special Situations Funds

KPS Special Situations Funds are a family of private equity funds with over $600 million of committed capital focused on constructive investing in restructurings, turnarounds, and other special situations including divestitures and spin-offs. KPS targets companies with strong franchises and invests its capital concurrently with a business plan predicated on cost reduction, capital investment, and capital availability. The KPS investment strategy and portfolio companies are described in detail at the firm’s website: www.kpsfund.com

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COMPANY CONTACT:

Jenny Haynes

Vice President of Investor Relations and Communications

(972) 361-9933

Jenny.haynes@dresser.com

Dresser, Inc.

15455 Dallas Parkway, Suite 1100 • Addison, Texas 75001 • phone 972/361-9933 • fax 972/361-9929